Exhibit 10.69
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement (this “Second Amendment”) is effective as of December 22, 2008, and is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Rahul K. Roy (“Executive”), as the employee.
This Second Amendment is entered into with reference to the following facts:
ARC and Executive entered into an Employment Agreement dated January 7, 2005 (“Agreement”). The parties entered into a First Amendment to the Agreement effective as of April 17, 2008. The parties now wish to enter into this Second Amendment to amend the Agreement, as amended.
Now therefore, the parties agree as follows:
1.	Section 11(e)(ii) is amended to read as follows:
(ii) a reduction in Executive’s compensation as established under this Agreement, other than as expressly permitted in this Agreement, without Executive’s express written consent; or
2.	Section 12(a) is amended to read as follows:
(a) Basic Benefits. Upon expiration or termination of this Agreement for any reason, and subject to the provisions of Section 12(e), Executive will be entitled to: (i) payment for all Base Salary and unused vacation accrued and prorated, but unpaid, as of the effective date of termination, provided that payment for such amounts will be made no later than 30 days after the effective date of termination, (ii) payment, when due, of any earned but unpaid Incentive Bonus for the preceding fiscal year, (iii) any unreimbursed business expenses authorized by this Agreement, provided that such reimbursement will be paid to Executive no later than 30 days after the effective date of termination, (iv) continuation of any benefits under Section 6 as required by applicable law (e.g., COBRA), and (v) such rights as then exist with respect to then vested stock options, restricted stock or other rights under similar plans.

3.	Section 12 is amended by the addition of a new subsection (f) to read as follows:
(f) 409A Compliance.
(i) 6-Month Delay Rule. Except as provided in paragraph (ii) below, in the event that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and regulations thereunder) at the time of the termination of his employment with ARC, payment of all amounts subject to Section 409A of the Code that would otherwise be made under Section 12 of this Agreement, including any installments, may not be paid before a date that is six months and two days after the date of termination from employment (including death). Such amounts that otherwise would have been paid during such six-month period will be paid as of the date that is six months and two days after the date of employment termination.
(ii) Exception. In the event that payment of amounts under Section 12 of this Agreement at the time(s) of payment specified under its terms (without regard to this Section 12(f)) does not cause any amount of the payment to fail to comply with the provisions of Section 409A of the Code, and does not result in any excise tax or additional tax penalty under Section 409A, then the six-month delay rule of paragraph (i) above will not apply and payment of such amounts will be made at the time(s) specified under the applicable terms of Section 12 of this Agreement without regard to this Section 12(f).
(iii) General Compliance. During the term of this Agreement, ARC and Executive agree to modify and administer the Agreement to the extent possible to comply with Section 409A of the Code and to avoid incurring any excise and other additional tax liability that might be imposed on Executive or ARC.
4.	In all other respects the Agreement, as previously amended, remains in full force and effect without modification.
IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation
By:	/s/ Kumarakulasingam Suriyakumar
	Name:	Kumarakulasingam Suriyakumar
	Title:	Chairman, President and Chief Executive Officer

EXECUTIVE
/s/ Rahul K .Roy
Rahul K. Roy